UNITED STATES
                        SECURITIES EXCHANGE COMMISSION
                            Washington, D.C. 20549

------------------------------------------------------------------------------

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                               (Amendment No. 1)


                              Acadia Realty Trust
                     ------------------------------------
                               (Name of Issuer)


            Common Shares of Beneficial Interest, par value $.001
     -----------------------------------------------------------------
                        (Title of Class of Securities)


                                   004239109
                         -----------------------------
                                (CUSIP Number)











                               December 31, 2003
                    ---------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ X ]  Rule 13d-1(b)

[   ]  Rule 13d-1(c)

[   ]  Rule 13d-1(d)

CUSIP No. 004239109

...................................................................................................................................
1.      Names of Reporting Persons.

        Cliffwood Partners LLC

        I.R.S. Identification Nos. of above persons (entities only):

        95-4648555
...................................................................................................................................
2.      Check the Appropriate Box if a Member of a Group

        (a) [X]

        (b) [ ]
...................................................................................................................................
3.      SEC Use Only
...................................................................................................................................
4.      Citizenship or Place of Organization                  Delaware, United States
...................................................................................................................................
Number of        5.  Sole Voting Power                        None
Shares         ...................................................................................................................
Beneficially     6.  Shared Voting Power                      1,946,100
Owned by       ...................................................................................................................
Each             7.  Sole Dispositive Power                   None
Reporting      ...................................................................................................................
Person With      8.  Shared Dispositive Power                 1,946,100
...................................................................................................................................
9.      Aggregate Amount Beneficially Owned by Each Reporting Person                                        1,946,100
...................................................................................................................................
10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [   ]
...................................................................................................................................
11.     Percent of Class Represented by Amount in Row (9)

        7.12% based on 27,321,766 shares outstanding as of November 11, 2003.
...................................................................................................................................
12.     Type of Reporting Person        IA
...................................................................................................................................



                                                             2

...................................................................................................................................
1.      Names of Reporting Persons.

        Cliffwood Equity Fund, L.P.

        I.R.S. Identification Nos. of above persons (entities only):

        95-4486713
...................................................................................................................................
2.      Check the Appropriate Box if a Member of a Group

        (a) [X]

        (b) [ ]
...................................................................................................................................
3.      SEC Use Only
...................................................................................................................................
4.      Citizenship or Place of Organization                  Delaware, United States
...................................................................................................................................
Number of        5.  Sole Voting Power                        None
Shares         ...................................................................................................................
Beneficially     6.  Shared Voting Power                      1,946,100
Owned by       ...................................................................................................................
Each             7.  Sole Dispositive Power                   None
Reporting      ...................................................................................................................
Person With      8.  Shared Dispositive Power                 1,946,100
...................................................................................................................................
9.      Aggregate Amount Beneficially Owned by Each Reporting Person                                        1,946,100
...................................................................................................................................
10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [   ]
...................................................................................................................................
11.     Percent of Class Represented by Amount in Row (9)

        7.12% based on 27,321,766 shares outstanding as of November 11, 2003.
...................................................................................................................................
12.     Type of Reporting Person        PN



                                                             3

...................................................................................................................................
1.      Names of Reporting Persons.

        Cliffwood Absolute Return Strategy, L.P.

        I.R.S. Identification Nos. of above persons (entities only):

        95-4789951
...................................................................................................................................
2.      Check the Appropriate Box if a Member of a Group

        (a) [X]

        (b) [ ]
...................................................................................................................................
3.      SEC Use Only
...................................................................................................................................
4.      Citizenship or Place of Organization                  Delaware, United States
...................................................................................................................................
Number of        5.  Sole Voting Power                        None
Shares         ...................................................................................................................
Beneficially     6.  Shared Voting Power                      1,946,100
Owned by       ...................................................................................................................
Each             7.  Sole Dispositive Power                   None
Reporting      ...................................................................................................................
Person With      8.  Shared Dispositive Power                 1,946,100
...................................................................................................................................
9.      Aggregate Amount Beneficially Owned by Each Reporting Person                                        1,946,100
...................................................................................................................................
10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [   ]
...................................................................................................................................
11.     Percent of Class Represented by Amount in Row (9)

        7.12% based on 27,321,766 shares outstanding as of November 11, 2003.
...................................................................................................................................
12.     Type of Reporting Person        PN



                                                             4

...................................................................................................................................
1.      Names of Reporting Persons.

        Cliffwood Absolute Return Strategy, Ltd.

        I.R.S. Identification Nos. of above persons (entities only):

        N/A
...................................................................................................................................
2.      Check the Appropriate Box if a Member of a Group

        (a) [X]

        (b) [ ]
...................................................................................................................................
3.      SEC Use Only
...................................................................................................................................
4.      Citizenship or Place of Organization                  Cayman Islands, British West Indies
...................................................................................................................................
Number of        5.  Sole Voting Power                        None
Shares         ...................................................................................................................
Beneficially     6.  Shared Voting Power                      1,946,100
Owned by       ...................................................................................................................
Each             7.  Sole Dispositive Power                   None
Reporting      ...................................................................................................................
Person With      8.  Shared Dispositive Power                 1,946,100
...................................................................................................................................
9.      Aggregate Amount Beneficially Owned by Each Reporting Person                                        1,946,100
...................................................................................................................................
10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [   ]
...................................................................................................................................
11.     Percent of Class Represented by Amount in Row (9)

        7.12% based on 27,321,766 shares outstanding as of November 11, 2003.
...................................................................................................................................
12.     Type of Reporting Person        OO



                                                             5

...................................................................................................................................
1.      Names of Reporting Persons.

        Cliffwood Value Equity Fund, L.P.

        I.R.S. Identification Nos. of above persons (entities only):

        95-4817104
...................................................................................................................................
2.      Check the Appropriate Box if a Member of a Group

        (a) [X]

        (b) [ ]
...................................................................................................................................
3.      SEC Use Only
...................................................................................................................................
4.      Citizenship or Place of Organization                  Delaware, United States
...................................................................................................................................
Number of        5.  Sole Voting Power                        None
Shares         ...................................................................................................................
Beneficially     6.  Shared Voting Power                      1,946,100
Owned by       ...................................................................................................................
Each             7.  Sole Dispositive Power                   None
Reporting      ...................................................................................................................
Person With      8.  Shared Dispositive Power                 1,946,100
...................................................................................................................................
9.      Aggregate Amount Beneficially Owned by Each Reporting Person                                        1,946,100
...................................................................................................................................
10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [   ]
...................................................................................................................................
11.     Percent of Class Represented by Amount in Row (9)

        7.12% based on 27,321,766 shares outstanding as of November 11, 2003.
...................................................................................................................................
12.     Type of Reporting Person        PN

Item 1(a).   Name of Issuer:

             Acadia Realty Trust

Item 1(b).   Address of Issuer's Principal Executive Offices:

             1311 Mamaroneck Avenue, Suite 260
             White Plains, New York 10605
             914-288-8100

Item 2(a).   Name of Person Filing
Item 2(b).   Address of Principal Business Office or, if None, Residence
Item 2(c).   Citizenship

             Cliffwood Partners LLC
             11726 San Vicente Blvd. #600
             Los Angeles, CA  90049
             Delaware limited liability company

             Cliffwood Equity Fund, L.P.
             c/o Cliffwood Partners LLC
             11726 San Vicente Blvd. #600
             Los Angeles, CA  90049
             Delaware limited partnership

             Cliffwood Absolute Return Strategy, L.P.
             c/o Cliffwood Partners LLC
             11726 San Vicente Blvd. #600
             Los Angeles, CA  90049
             Delaware limited partnership

             Cliffwood Absolute Return Strategy, Ltd.
             c/o CITCO Fund Services (Cayman Islands) Limited
             P.O. Box 31106
             Corporate Centre
             West Bay Road
             Grand Cayman, Cayman Islands
             British West Indies
             Cayman Islands exempted company

             Cliffwood Value Equity Fund, L.P.
             c/o Cliffwood Partners LLC
             11726 San Vicente Blvd. #600
             Los Angeles, CA  90049
             Delaware limited partnership

Item 2(d).   Title of Class of Securities:

             Common Shares of Beneficial Interest, par value $.001 per share

Item 2(e).   CUSIP Number:

             004239109

Item 3. If This Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check the Person Filing is a:

             (a) | | Broker or dealer registered under Section 15 of the Act.
             (b) | | Bank as defined in Section 3(a)(6) of the Act.
             (c) | | Insurance company as defined in Section 3(a)(19) of
                     the Act.
             (d) | | Investment company registered under Section 8 of the
                     Investment Company Act of 1940.
             (e) |X| An investment adviser in accordance with Sections
                     240.13d-1(b)(1)(ii)(E);
             (f) | | An employee benefit plan or endowment fund in accordance
                     with Section 240.13d-1(b)(1)(ii)(F);
             (g) | | A parent holding company or control person in accordance
                     with Section 240.13d- 1(b)(1)(ii)(G);
             (h) | | A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;
             (i) | | A church plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment Company Act of 1940;
             (j) | | Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.      Ownership:

             Cliffwood Partners LLC
             Cliffwood Equity Fund, L.P.
             Cliffwood Absolute Return Strategy, L.P.
             Cliffwood Absolute Return Strategy, Ltd.
             Cliffwood Value Equity Fund, L.P.
             Oregon Public Employees Retirement Fund

             a. Amount beneficially owned: Cliffwood Equity Fund, L.P. beneficially owns 35,100 common shares of beneficial interest; Cliffwood Absolute Return Strategy, L.P. beneficially owns 165,600 common shares of beneficial interest; Cliffwood Absolute Return Strategy, Ltd. beneficially owns 32,200 common shares of beneficial interest; Cliffwood Value Equity Fund, L.P. beneficially owns 1,346,000 common shares of beneficial interest, and Oregon Public Employees Retirement Fund beneficially owns 367,200 common shares of beneficial interest (through an account managed by Cliffwood Partners LLC), for an aggregate total of 1,946,100 common shares of beneficial interest.

             b. Percent of Class: 7.12% based on 27,321,766 shares outstanding as of November 11, 2003.

     The sole power to vote or direct the vote of the entire shareholding and the sole power to dispose of or direct the disposal of the entire shareholding has been delegated to Cliffwood Partners LLC for each of Cliffwood Equity Fund, L.P., Cliffwood Absolute Return Strategy, L.P., Cliffwood Absolute Return Strategy, Ltd., Cliffwood Value Equity Fund, L.P. and Oregon Public Employees Retirement Fund's managed account.

Item 5.      Ownership of Five Percent or Less of a Class:

             Not applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person:

             Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

             Not applicable

Item 8.      Identification and Classification of Members of the Group:

             Not applicable

Item 9.      Notice of Dissolution of Group:

             Not applicable.

Item 10.     Certification:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       February 13, 2004
                                                 -----------------------------
                                                              Date

                                                       /s/ Carl B. Tash
                                                 -----------------------------
                                                      Carl B. Tash, CEO

CLIFFWOOD PARTNERS LLC

           /s/ Carl B. Tash
-------------------------------------------------
           Carl B. Tash, CEO

CLIFFWOOD EQUITY FUND, L.P.
By: Cliffwood Partners LLC, its general partner

           /s/ Carl B. Tash
-------------------------------------------------
           Carl B. Tash, CEO

CLIFFWOOD ABSOLUTE RETURN STRATEGY, L.P.
By: Cliffwood Partners LLC, its general partner

           /s/ Carl B. Tash
-------------------------------------------------
           Carl B. Tash, CEO

CLIFFWOOD ABSOLUTE RETURN STRATEGY, LTD.
By: Cliffwood Partners LLC, as investment manager

           /s/ Carl B. Tash
-------------------------------------------------
           Carl B. Tash, CEO

CLIFFWOOD VALUE EQUITY FUND, L.P.
By: Cliffwood Partners LLC, its general partner

           /s/ Carl B. Tash
--------------------------------------------------
           Carl B. Tash, CEO